Exhibit 10.1
XOS FLEET, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
for
DAKOTA SEMLER
This Executive Employment Agreement (“Agreement”) is entered into by and between Dakota Semler (“Executive”) and Xos Fleet, Inc., a Delaware corporation, (herein the “Employer”).
WHEREAS, the Employer values Executive as a critical leader in Employer’s organization and desires to continue to employ the Executive to provide services to the Employer, the Employer’s parent, subsidiaries, and affiliated entities (collectively the “Employer Group”);
WHEREAS, the Employer wishes to provide the Executive with certain compensation and benefits in return for Executive’s continued services as set forth in this Agreement; and
WHEREAS, the Executive wishes to be employed by the Employer and provide personal services to the Employer Group in return for certain compensation and benefits as set forth in this Agreement;
WHEREAS, Executive has voluntarily accepted a salary below the Base Salary (as defined below), effective October 28, 2024, as adjusted by the Compensation Committee of Employer’s Board of Directors on May 9, 2025 (the “Temporary Reduction”), and Employer has the option to increase Executive’s salary at its discretion. Executive and Employer agree that the Temporary Reduction shall only alter the actual monthly salary to be paid to Executive for the duration of the Temporary Reduction, and shall have no effect on the “Base Salary” for any other purposes of this Agreement, including without limitation, the calculation of Target Bonuses and the amounts of any payments upon termination of Executive’s employment;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.EMPLOYMENT BY THE EMPLOYER.
1.1.Term. The effective date (“Effective Date”) of the employment terms in this Agreement shall be 6/26/2025. The terms of this Agreement shall supersede and replace, as of the Effective Date, the prior offer letter in effect between Employer and Executive, dated September 6, 2016, as amended. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Xos, Inc. 2021 Equity Incentive Plan, as amended.
1.2.Position. The Employer agrees to employ the Executive in the position of Chief Executive Officer and the Executive hereby accepts such employment. During the Executive’s employment with the Employer, the Executive will devote Executive’s best efforts to the business of the Employer and the Employer Group, except for reasonable periods of approved time off permitted by the Employer’s general employment policies, and the Employee Handbook or as otherwise approved by the Parent Board or its designee (collectively, “Employment Policies”). The Executive will report to the Board of Directors (the “Parent Board”) of Xos, Inc. (the “Parent”). The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
1.3.Duties. The Executive shall serve in an executive capacity and shall perform the customary duties of Executive’s position, such duties as are assigned to the Executive from time to time, consistent with the Bylaws and Employment Policies of the Employer and as required by the Parent Board.
1.4.Location. The Executive’s primary office location shall be at the Employer’s corporate headquarters, which, as of the Effective Date, is located in Los Angeles County. The Employer reserves the right to reasonably require the Executive to perform Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel.
1.5     Policies and Procedures. The employment relationship between the parties shall also be governed by the Employment Policies and practices of the Employer, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Employment Policies or practices, this Agreement shall control.
1.6     Board of Directors. The Executive acknowledges that the Executive has been appointed to the Parent Board of Directors and the Executive agrees to serve as a director of Parent.
1.7     Indemnification. During and after the term of this Agreement, the Company shall provide Executive with directors’ and officers’ insurance comparable or equal to that provided to other directors and officers of the Company, and shall indemnify Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware and the By-Laws of the Company as in effect on the date hereof, against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its affiliates, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its affiliates. During and after the term of this Agreement and without the need for further approval by the Board, the Company will promptly advance or pay any and all amounts for legal costs or expenses (including but not limited to legal fees and expenses reasonably incurred by counsel of Executive’s choice retained by Executive) incurred by Executive which he is due hereunder until there is a final non-appealable decision by a court that he is not entitled to such payment or benefit.
    2.     COMPENSATION.
    2.1     Salary. The Executive shall receive for services to be rendered hereunder a monthly base salary of $37,500.00 ($450,000 USD annualized), subject to payroll withholding and deductions, and payable in accordance with the Employer’s regular payroll schedule (“Base Salary”). The Base Salary shall be reviewed annually and may be adjusted as approved by the Parent Board (or the compensation committee thereof (the “Compensation Committee”)).

    2.2     Discretionary Performance Bonus. In addition to the Base Salary, during the Employment Period, Executive will be entitled to participate in the annual short-term incentive compensation plan (“STIP”) of the Employer and be eligible to receive a bonus thereunder (“STIP Bonus”). The Executive will be eligible to earn a target performance bonus of no less than 100% of his Base Salary, subject to applicable payroll deductions and withholdings (“Target Bonus”), based upon the Parent Board’s assessment of the Executive’s performance, and the Employer’s attainment of written targeted goals as determined by the Parent Board in its sole discretion. The amount of the earned STIP Bonus, if any, will be determined by the Compensation Committee no later than March 15th of the year following the year during the Employment Period to which the STIP relates, and the earned STIP Bonus, if any, will be paid to Executive no later than March 15th of the year following the year to which the STIP Bonus relates (e.g., the STIP Bonus for 2025, if any, will be paid no later than March 15, 2026).
    2.3     Benefits. The Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard Employer benefits and compensation practices which may be in effect from time to time and provided by the Employer to its employees generally. The Executive will be eligible to accrue paid vacation each calendar year, in accordance with the terms of the Employer’s vacation policy. The Executive will be eligible for any additional benefits provided to the Employer’s executive employees generally. The Employer may change employee benefits from time to time in its discretion.
    2.4     Equity Compensation.
i.Equity Compensation. Executive will be eligible to be considered for equity compensation awards under the Employer’s equity compensation plan(s). Any such award will be subject to the approval of the Parent Board and will be governed by the terms of the applicable plan document and award agreement.
ii.Business Expenses. The Employer will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Employer, subject to such reasonable substantiation and documentation as may be required by the Employer.
    3.     PROPRIETARY INFORMATION OBLIGATIONS.
    3.1     Third Party Agreements and Information. The Executive represents and warrants that the Executive’s employment by the Employer will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that the Executive will perform Executive’s duties to the Employer without violating any such agreement. The Executive represents and warrants that the Executive does not possess confidential information arising out of prior employment, consulting, or other third-party relationships, which would be used in connection with the Executive’s employment by the Employer, except as expressly authorized by that third party. During the Executive’s employment by the Employer, the Executive will use in the performance of the Executive’s duties only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Employer or by the Executive in the course of the Executive’s work for the Employer.

    4.     OUTSIDE ACTIVITIES DURING EMPLOYMENT.
    4.1     Exclusive Employment. Executive will devote substantially all of his full business time, attention, energy and skills to the Company. The Executive may engage in other business enterprise as a passive investor or board member and any civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
    4.2     No Adverse Interests. Except as permitted by Section 4.3, the Executive agrees, during the Executive’s employment with the Employer, not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Employer, its business or prospects, financial or otherwise.
4.3     Noncompetition. During the Executive’s employment by the Employer Group, except on behalf of the Employer, the Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by the Executive to compete directly with the Employer, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Employer; provided, however, that anything above to the contrary notwithstanding, the Executive may own, as a passive investor, securities of any competitor.
e.NONINTERFERENCE. While employed by the Employer, and for twelve (12) months immediately following the termination date, the Executive agrees not to interfere with the business of the Employer by directly or indirectly soliciting, attempting to solicit, inducing, enticing, encouraging or otherwise causing any employee or contractor of the Employer, with whom the Executive worked while employed by the Employer, to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity.
f.TERMINATION OF EMPLOYMENT.
6.1     At-Will Relationship. The Executive’s employment relationship is at-will. Either the Executive or the Employer may terminate the employment relationship at any time, with or without Cause, without or without Good Reason or advance notice.
6.2     Payments upon Termination. Upon termination of the Executive’s employment for any reason, the Executive shall be paid all accrued but unpaid Base Salary and accumulated but unused paid time off, and reimbursement for any business expenses incurred by Executive but not yet paid to Executive as of the date Executive’s employment terminates (collectively, the “Accrued Payments”).
6.3     Termination without Cause or for Good Reason. Upon termination of the Executive’s employment by the Employer without Cause (as defined below) or a termination for Good Reason (as defined below), the Executive will receive the Accrued Payments. In addition, upon a Qualifying Termination, as defined below, the Executive will be eligible for the following severance benefits:
i.Cash severance payments equal to (i) twelve (12) months of Base Salary plus (ii) the greater of (A) the average STIP Bonus earned by the Executive in the two prior years and (B) 100% of the target annual STIP Bonus for the current fiscal year, subject to payroll withholding and deduction and paid according to the Employer’s regular payroll procedures (collectively, the “Severance Payments”). Severance Payments shall be paid no later than the thirtieth (30th) day following the Executive’s employment termination; and
ii.Payment of a severance amount in lieu of the Target Bonus (“Pro-Rata Bonus Amount”) equal to the Target Bonus Executive would have earned with Executive reaching all objective and subjective performance conditions for the year in which Executive’s employment terminates, prorated by multiplying the Target Bonus that Executive would have earned if Executive had remained employed through December 31 by the portion of the year that Executive had actually remained employed, and subject to payroll withholding and deduction; provided, however, that if no Target Bonus has been determined for the current year then the Pro-Rata Bonus Amount shall be based on the Target Bonus for the last performance year during which Executive had a Target Bonus. The Pro-Rata Bonus Amount shall be paid no later than the thirtieth (30th) day following the Executive’s employment termination.
iii.Paid Health Care Coverage.
1.If at the time of the Executive’s Qualifying Termination the Executive receives health care coverage through an individual plan purchased by the Executive, the Employer will reimburse the Executive’s premiums for six (6) months of coverage following the Executive’s employment termination date.
2.If at the time of the Executive’s employment termination the Executive participates in health care coverage through the Employer’s plan, then provided that the Executive timely elects continued coverage under COBRA, the Employer will pay the Executive’s COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the termination date and ending on the earliest to occur of the date: (i) 12 (twelve) months after the termination date; (ii) the Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event the Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, the Executive must immediately notify the Employer of such event.
3.If the Employer determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or otherwise determines such payments are administratively impracticable, the Employer instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the sixtieth (60th) day following the Executive’s termination date, the Employer will make the first payment to the Executive under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Employer would have paid to the Executive through such date, had the Special Cash Payments commenced on the first day of the first calendar month following the termination date through such sixtieth (60th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

iv.Accelerated Vesting. The vesting of all Awards (as defined in the Xos, Inc. 2021 Equity Incentive Plan (as amended, including any successor plan(s), the “Equity Plan”)) (and with respect to Options (as defined in the Equity Plan) and Stock Appreciation Rights (as defined in the Equity Plan), the time when such Awards may be exercised) granted to Executive will be accelerated in full (“Accelerated Vesting”) in the event of a termination without Cause or for Good Reason. With respect to the vesting of Performance Awards (as defined in the Equity Plan) that will accelerate pursuant to this subsection (iv) and that have multiple vesting levels depending on the level of performance, the vesting of such Performance Awards will accelerate at 100% of the target level in the event of a termination without Cause or for Good Reason.
6.4     Termination for Cause. Upon termination of the Executive’s employment for Cause, as defined below, the Executive will only receive the Accrued Payments.
6.5     Termination Due to Death or Disability. Upon termination of the Executive’s employment due to the Executive’s death or Disability, as defined below, the Executive (or the Executive’s estate) will receive the Accrued Payments and, the Pro-Rata Bonus Amount. In the event of a termination due to death or Disability, the Executive will continue to vest in all Awards (as defined in the Equity Plan) (and with respect to Options (as defined in the Equity Plan) and Stock Appreciation Rights (as defined in the Equity Plan) the time when such Awards may be exercised) for a period of twelve (12) months following the date of such termination (“Extended Vesting”).
6.6     Termination Upon Change in Control or Corporate Transaction. Upon termination of the Executive’s employment by Company within six (6) months prior to or twenty-four (24) months after a Change in Control (as defined in the Equity Plan) or Corporate Transaction (as defined in the Equity Plan), other than a termination for Cause or a resignation without Good Reason, the Executive will receive the Accrued Payments. In addition, if the Executive satisfies the Release Obligations, then Executive will receive the Severance Payments, the Pro-Rata Bonus Amount, and the COBRA Premiums, such amounts to be paid immediately upon the Change in Control or Corporate Transaction.
6.7     Full Vesting of Equity Awards Upon a Change in Control. Upon a Change in Control (as defined in the Equity Plan) or Corporate Transaction (as defined in the Equity Plan) during the Employment Period any Awards shall be subject to Accelerated Vesting. With respect to the vesting of Performance Awards (as defined in the Equity Plan) that will accelerate pursuant to this Section 6.7 and that have multiple vesting levels depending on the level of performance, the vesting of such Performance Awards will immediately accelerate at 100% of the target level.
6.8     Definitions. For purposes of this Agreement, the following definitions shall apply:
(1)“Cause”: shall mean the occurrence of any of the following events: the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony involving moral turpitude, deceit, dishonesty or fraud, and which is substantially related to the circumstances of Executive’s job with the Company; (ii) the Executive’s gross negligence or willful misconduct with respect to any member of the Employer Group or the Parent’s Board which is or reasonably likely to be materially injurious to the Company or any of its affiliates; (iii) the Executive’s material violation of any provision of any agreement(s) between the Executive and the Employer, or of any other written agreement between Executive and one or more members of the Employer Group which is or reasonably likely to be materially injurious to the Company or any of its affiliates, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such breach or violation and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of; or (iv) Executive’s breach of any written policy or code of conduct established by a member of the Employer Group and applicable to Executive, which causes or can reasonably be expected to cause material loss, damage or injury to the property or reputation of the Employer or an Employer Group member provided that Executive shall have first received written notice from the Company stating with specificity the nature of such breach or violation and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of.
(2)“Disability”: shall mean the Executive’s incapacity to perform the essential functions of the Executive’s job for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Parent Board shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act.
(3)“Good Reason”: means any one of the following: (i) the reduction of Executive’s base compensation or bonus target by 10% or more, (ii) any material reduction in the package of benefits and incentives provided to the Executive, or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, (iii) the material reduction of Executive’s duties and responsibilities as set forth herein (including material reduction in status, material reduction in offices and/or a requirement to report to any person or entity other than the Parent Board of the Company, or following a Change in Control, of the ultimate parent company of the surviving entity in such Change in Control that has at least one class of publicly traded securities listed on a national stock exchange); (iv) the Company’s material breach of this Agreement, and (v) the relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than 50 miles.
(4)“Release Obligation”: means that (a) the Executive has signed a termination agreement that will be presented to Executive before the termination date, and which includes a general release and waiver of claims in favor of the Employer and its affiliates based on provisions the same as or similar to those in Exhibit A hereto, and other standard provisions such as a non-disparagement provision and restrictive covenants, and (b) the Executive has allowed the release and waiver to become fully effective without revocation during any applicable revocation period.
(5)“Qualifying Termination”: means (a) a termination of Executive’s employment by the Employer without Cause or a termination for Good Reason; (b) the Executive has met the requirements of the Release Obligation; and (c) the Executive remains in material compliance with this Agreement, including Exhibit A.
7.DEEMED RESIGNATIONS. Except as otherwise determined by the Parent Board or as otherwise agreed to in writing by Executive and any member of the Employer Group prior to the termination of Executive’s employment with the Employer or any member of the Employer Group, any termination of Executive’s employment with the Company shall constitute, as applicable, an automatic resignation of Executive as an officer of the Employer and each member of the Employer Group.

8.SECTION 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. The Executive's right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Employer at the time of the Executive's separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Employer are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of separation from service, (b) the date of the Executive's death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to the Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of the Executive's taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
9.COOPERATION WITH EMPLOYER.
9.1.Cooperation Obligation. During and after the Executive’s employment, the Executive will cooperate with the Employer in responding to the reasonable requests of the Chairman of the Parent Board or Employer’s General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Employer, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Employer reasonably deems the Executive’s cooperation necessary or desirable. In such matters, the Executive agrees to provide the Employer with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. The Executive also agrees to promptly send the Employer copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.
9.2.Expenses and Fees. The Employer will reimburse the Executive for time and reasonable out-of-pocket expenses incurred by the Executive as a result of the Executive’s cooperation with the obligations described in Section 9.1 above, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Employer’s standard reimbursement policies and procedures. If such assistance is requested after the end of Executive’s employment and exceeds 20 hours, Employer shall reimburse Executive for his time at an hourly rate equivalent to at least $375.00 per hour.
10.EFFECT OF BREACH. In the event of the Executive’s material breach of this Agreement, including Exhibit A, and such breach remains uncured, the Executive shall forfeit any unpaid Severance Payments, unpaid COBRA Premiums or Special Cash Payments (as the case may be), and unpaid Pro-Rata Bonus Amount.
11.DISCLOSURES.
11.1.Executive hereby represents and warrants that as of the Effective Date, there exist no actual or potential Conflicts of Interest (as defined below).
11.2.Promptly (and in any event, within three (3) Business Days) upon becoming aware of any actual or potential Conflict of Interest, Executive shall disclose such actual or potential Conflict of Interest to the Parent Board.
11.3.A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to any member of the Employer Group.
12.CONFIDENTIALITY. In the course of Executive’s employment with the Employer and the performance of Executive’s duties on behalf of the Employer Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 12.
12.1.Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Parent Board, Executive shall not disclose any Confidential Information to any person or entity except for the benefit of the Employer Group and shall not use any Confidential Information except for the benefit of the Employer Group. Executive shall follow all Employer Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 12.1 shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Employer or any other member of the Employer Group.
12.2.Notwithstanding any provision of Section 12.1 to the contrary, Executive may make the following disclosures and uses of Confidential Information:
12.2.1.disclosures to other employees of a member of the Employer Group who have a need to know the information in connection with the businesses of the Employer Group;
12.2.2.disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Employer Group;

12.2.3.disclosures and uses that are approved in writing by the Parent Board; or
12.2.4.disclosures to a person or entity that has (x) been retained by a member of the Employer Group to provide services to one or more members of the Employer Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
12.3.Upon the expiration of the Employment Period, and at any other time upon request of the Employer, Executive shall promptly surrender and deliver to the Employer all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Employer Group property (including any Employer Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Employer Group. Within five (5) days of any such request, Executive shall certify to the Employer in writing that all such documents, materials and property have been returned to the Employer.
12.4.All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is employed by the Employer or any other member of the Employer Group (whether during business hours or otherwise and whether on the Employer’s premises or otherwise) that relate to any member of the Employer Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Employer or the other applicable member of the Employer Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Employer Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Employer Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Employer Group.
12.5.Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and

Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Employer that Executive has engaged in any such conduct.
13.DISPUTE RESOLUTION.
13.1.To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Employer, the Executive and the Employer agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Employer, or the termination of the Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/), in Los Angeles. The Executive acknowledges that by agreeing to this arbitration procedure, both the Executive and the Employer waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.
13.2.All claims, disputes, or causes of action under this arbitration agreement, whether by the Executive or the Employer, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
13.3.This arbitration agreement shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event the Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The Executive will have the right to be represented by legal counsel at any arbitration proceeding.
13.4.Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that the Executive or the Employer would be entitled to seek in a court of law. The Employer shall pay all JAMS arbitration fees in excess of the administrative fees that the Executive would be required to pay if the dispute were decided in a court of law. Nothing in this arbitration agreement is intended to prevent either the Executive or the Employer from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
14.WITHHOLDINGS; DEDUCTIONS. Employer may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.
15.CERTAIN EXCISE TAXES.
15.1.Notwithstanding anything to the contrary in this Agreement, if any payment or benefit Executive would receive from the Employer or any other party whether in connection with the provisions of this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.
The independent accounting firm engaged by the Employer for general accounting and/or tax advisory purposes as of the day prior to the effective date of the event described in Section

280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent accounting firm so engaged by the Employer is serving as accountant or auditor for the individual, entity or group effecting such event, the Employer shall appoint an independent accounting firm to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such independent accounting firm required to be made hereunder. The independent accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employer and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Employer or Executive) or such other time as reasonably requested by the Employer or Executive. Any good faith determinations of the independent accounting firm made hereunder shall be final, binding and conclusive upon the Employer and Executive.
16.GENERAL PROVISIONS.
16.1.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Employer at its primary office location and to the Executive at Executive’s address as listed on the Employer payroll.
16.2.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
16.3.Waiver. If either party should waive any breach of any provisions of this Agreement, the party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
16.4.Complete Agreement. This Agreement constitutes the entire agreement between the Executive and the Employer and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.
16.5.Modification. Changes in the Executive’s employment terms, other than those changes expressly reserved to the Employer’s or Board’s discretion in this Agreement, require a written modification approved by the Parent Board and signed by a duly authorized officer of the Employer.
16.6.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and pdf or other facsimile signatures shall be equivalent to original signatures.
16.7.Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

16.8.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Employer, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of Executive’s rights, obligations, or duties hereunder without the written consent of the Employer, which shall not be withheld unreasonably. The Employer may assign its rights and obligations under this Agreement to any parent entity of the Employer.
16.9.Survival. The Executive’s duties and obligations under, and Sections 1.6, 1.7 5, 9, 10, and 11, shall survive termination of the Executive’s employment with the Employer. Those provisions of this Agreement which by their nature should survive termination, cancellation, or expiration of this Agreement, shall so survive.
16.10.Remedies. The Executive acknowledges that a remedy at law for any breach or threatened breach by the Executive of the provisions of the Propriety Information and Inventions Agreement and Sections 1.7, 3, 9, 10, and 11, would be inadequate, and the Executive therefore agrees that the Employer shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Employer.
16.11.Attorneys’ Fees. If either party hereto brings any action to enforce Executive’s or its rights hereunder, the party successful in enforcing this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action.
16.12.Applicable Law; Submission to Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware, without giving effect to choice of law principles. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) in and for the County of Los Angeles, California.
17.NON-DISPARAGEMENT. Executive shall not, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory, misleading, or false statement orally or in writing to any person, including clients or prospective clients, competitors and advisors to the Employer Group and members of the investment community or press, about (a) the Employer and/or Employer Group, or its/their members, managers, officers, employees, agents, or clients, or (b) the business strategy or plans, policies, practices, or operations of the Employer Group. Notwithstanding the foregoing, nothing in this section is intended to prevent Executive from making truthful statements to his attorney of record and/or any other government or law enforcement agency or official, or as otherwise required by applicable subpoena or court order. Employer and the Employer Group shall not, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory, misleading, or false statement orally or in writing to any person, including clients or prospective clients, future employers or prospective employers, competitors and advisors to the Employer Group and members of the investment community or press, about the Executive.
[Signature page follows immediately.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to become effective as of the Effective Date.
Xos Fleet, Inc.
By: Xos, Inc., its Sole Stockholder
By: /s/ David M. Zlotchew
David M. Zlotchew
General Counsel
Date: 6/26/2025
Accepted and agreed on 6/26/2025    .
DAKOTA SEMLER
/s/ Dakota Semler

EXHIBIT A
Release Agreement
1.CONSIDERATION. I understand that my position with Xos Fleet, Inc. (the “Employer”) terminated effective ___________, 20__ (the “Separation Date”). The Employer has agreed that if I choose to sign a termination agreement (“Release Agreement”) including but not limited to release provisions set forth below, the Employer will pay me certain severance benefits and provide other consideration pursuant to the terms of the Executive Employment Agreement (the
“Agreement”) between myself and the Employer, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits or consideration unless I sign a Release Agreement without exercising my right to revoke the ADEA Waiver.
2.GENERAL RELEASE. In exchange for Severance Payments, Pro-Rata Bonus Amount, COBRA Premiums, Accelerated Vesting, or Special Cash Payments (as the case may be) and other consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release Xos Fleet, Inc. and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Employer or the termination of that employment; (b) all claims related to my compensation or benefits from the Employer, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance, fringe benefits, stock, stock options, or any other ownership interests in the Employer; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; claims arising from the Agreement (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
3.EXCEPTIONS. I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I may have as an owner and/or holder of the Employer’s common stock and stock options. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Employer), any indemnification agreement between me and the Employer, or any directors’ and officers’ liability insurance policy of the Employer.
4.PROTECTED RIGHTS. I understand that nothing in this Release Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer. While this Release Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release Agreement. Nothing in this Release Agreement shall prevent me from challenging the validity of the release in a legal or administrative proceeding.
5.ADEA WAIVER. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release Agreement; (b) I should consult with an attorney prior to signing this Release Agreement; (c) I have twenty-one (21) days to consider this Release Agreement (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release Agreement to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release Agreement. Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
6.SECTION 1542 WAIVER. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.
7.REPRESENTATIONS. I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.
I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS, THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.
Agreed:
XOS FLEET, INC.     [Executive Name]
By:
[Name]
[Title]
Date:     Date: